Exhibit 99

                KEYSPAN ENERGY REPORTS SIGNIFICANT IMPROVEMENT IN
                                RESULTS FOR 1999

      Brooklyn, New York, January 27, 2000 --- For the year ended December 31, 1999, KeySpan Energy reported consolidated earnings of $223.9 million, or $1.62 per share, reflecting stronger-than-expected performance by all major business segments.

      For the fourth quarter of 1999, consolidated operations earned $74.7 million (56 cents per share), a 41% increase over the $53.0 million (36 cents per share) earned in last year's fourth quarter before special charges. The improvement in quarterly results largely reflects sales growth in our core gas-distribution business, the acquisition of the Ravenswood generating station, and an on-going program of cost reduction.

      Robert B. Catell, Chairman and Chief Executive Officer, said, "The improvement in earnings reflects unified teamwork throughout the company to grow our energy businesses, achieve continued synergy gains and cost-reductions, and make the KeySpan brand name synonymous with excellence in energy markets throughout the Northeast."

      "This solid performance is a result of the successful merger in 1998 of Brooklyn Union and the Long Island Lighting Company, which together with our anticipated acquisition of Eastern Enterprises, gives KeySpan access to two of the prime expansion areas in the U.S. gas industry. Long Island and the Boston, Massachusetts/New Hampshire corridor have gas penetration rates below 40%, robust economies, and keen awareness of the benefits of natural gas. Recent price spikes in world oil markets will drive even stronger demand for natural gas and related services, confirming our customer-focused strategy."

      The following is a review of the highlights of our 1999 results by business segment:

The gas-distribution businesses serving New York City and Long Island had earnings of $151.2 million ($1.09 per share), reflecting strong market demand and rapid growth in the oil-to-gas conversion market on Long Island.

The electric services segment had earnings of $77.1 million (56 cents per share), including 34 cents per share from the Ravenswood generating plant. This acquisition in June 1999 gives KeySpan over 20% of the generating capacity in the critical New York City load pocket.

Gas exploration and production operations from our 64% share of Houston Exploration Company (NYSE: THX) added $15.8 million (11 cents per share) to KeySpan's consolidated results. Houston Exploration recently announced a 13% increase in production for the year, a 4% increase in average realized gas prices and a proved gas reserve base of 541 BCFe.

KeySpan has invested for future growth in the Canadian mid-stream gas processing industry, in European gas distribution systems, and domestic and international gas pipelines. Our energy related investment unit contributed $7.8 million (6 cents per share).

KeySpan continues to build its energy related services unit. This unit is expanding KeySpan's innovative energy management and services business, including the installation and servicing of commercial scale fuel cells. We also are expanding our telecommunications fiber optic system on Long Island, which links New York City to both Long Island and Europe, through undersea cable connections. The energy related services business unit showed a loss of 1 cent per share, reflecting the startup nature of its operations, and we plan to achieve profitability in 2000.

   This solid performance in 1999 confirms the growth ahead for natural gas on Long Island and New York City, which provides an excellent platform for future earnings growth. When combined with earnings from our other businesses, the prospects are good for double-digit earnings growth in the foreseeable future.

      This earnings announcement, following on the heels of yesterday's announcement of our fuel cell arrangement with GE MicroGen, strengthens our ability to grow our traditional markets, while using new technology to leverage that growth. This includes the installation and service of commercial fuel cells.

New Opportunities For 2000:

      Our immediate objectives include the post-closing integration of the business units of Eastern Enterprises within KeySpan, accelerating our marketing and expansion efforts following the pattern of de-regulation, and developing a strategic partnership for maximum realization of our fiber-optic capability. We will also accelerate our existing fuel cells business arrangement with General Electric.

      As previously announced on November 4, 1999, KeySpan Energy and Eastern Enterprises entered into a definitive merger agreement under which KeySpan Energy will acquire all of the common stock of Eastern Enterprises for approximately $2.5 billion ($1.7 billion in equity and $0.8 billion in assumed debt and preferred stock). The transaction will be accounted for as a purchase and will be immediately accretive to KeySpan Energy's cash earnings per share. Various approvals are required to consummate the merger. Application for approval is pending with the New Hampshire Public Utility Commission.

          "With40% of the U.S. population, and relatively low gas penetration, KeySpan Energy estimates its new and expanding service territory now contains over 1 million potential new gas customers", said Mr. Catell. "Our opportunity is clear. Many customers are connected for cooking only. Others are adjacent to our system, many are motivated by the environmental benefit of gas, and many are aware of the reliability of gas supply, particularly after a period of price volatility in the oil market."

      On December 20, 1999, the Board of Directors declared a dividend of 44.5 cents per share, payable on February 1, 2000, to shareholders of record on January 12, 2000. KeySpan's dividend for the year remains at $1.78. KeySpan Energy is a holding company operating two utilities that distribute natural gas to 1.6 million customers in New York City and on Long Island, making it the fourth largest gas-distribution company in the United States. Other KeySpan Energy companies market a portfolio of gas-marketing and energy-related services in the Northeast area and operate electric-generation plants in New York City and on Long Island, and provide operating and customer services to the 1.1 million electric customers of the Long Island Power Authority. KeySpan Energy's unregulated energy activities focus on three principal lines of businesses: gas exploration and development, primarily through The Houston Exploration Company (NYSE: THX); domestic pipelines and storage; and international activities, including gas processing in Canada, and gas pipelines and local distribution in Northern Ireland.

      Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: available sources and cost of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the Company to successfully reduce its cost structure; the ability of the Company to successfully integrate acquired operations; the degree to which the Company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the Company with the Securities and Exchange Commission.

                                                               Financial Summary
                                                                  KeySpan Energy


                                                                   Three Months Ended                         Three Months
                                                                    December 31, 1999                    December 31, 1998 (a)
                                                                --------------------------           -------------------------------



Operating Revenues                                           $              911,509,000         $                 723,044,000
Net Income  (Loss)                                           $               83,385,000         $                (186,527,000)
Income  (Loss) Applicable to Common Stock                    $               74,700,000         $                (195,221,000)
Average Shares Outstanding                                   $              133,866,000         $                 145,807,000
Basic and Diluted Earnings (Loss) Per Share                  $                     0.56         $                       (1.34)






                                                                   Twelve Months Ended                     Nine Months Ended
                                                                    December 31, 1999                  December 31, 1998 (a), (b)
                                                                --------------------------           -------------------------------



Operating Revenues                                           $            2,954,613,000         $             1,728,481,000
Net Income (Loss)                                            $              258,611,000         $              (166,933,000)
Income (Loss) Applicable to Common Stock                     $              223,859,000         $              (195,537,000)
Average Shares Outstanding                                   $              138,526,000         $               145,767,000
Basic and Diluted Earnings (Loss) Per Share                  $                     1.62         $                     (1.34)












(a) Reported results reflect after-tax charges related to the transaction with the Long Island Power Authority of $97.6 million or $0.67 per share for the quarter and $107.9 million or $0.74 per share for the nine months ended December 31, 1998. In addition, reported results for both periods reflect charges associated with an early retirement program and the write-off of a customer billing system that was in development for $83.5 million after-tax or $0.57 per share. Further, results for both periods include the Company's share of a non-cash impairment charge recorded by a Company subsidiary of $54.1 million or $0.37 per share after-tax to reflect the effect of low wellhead prices on the valuation of proved gas reserves and a $13.0 million or $0.09 per share after-tax donation to establish the KeySpan Foundation.

(b) As required by purchase accounting rules, operating revenues include the results of the former Long Island Lighting Company only for the period April 1, 1998 through May 28, 1998 and of the consolidated entity, KeySpan Energy, for the period May 29, 1998 through December 31, 1998. Due to the change in the Company's fiscal year-end from March 31 to December 31 these results exclude revenues from the Company's prime gas-heating months of January, February and March.
                                        8